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                                                                    Exhibit 12.2

ALCAN ALUMINIUM LIMITED
COMPUTATION OF EARNINGS TO FIXED CHARGES
US GAAP
(IN MILLIONS OF US DOLLARS)

                                                                               1998       1997       1996       1995       1994
                                                                              -----      -----      -----      -----      -----
CONSOLIDATED NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                                                            417        504        420         561        175
Less:    Equity income of less than 50%
         owned companies                                                        (48)       (33)       (10)         (3)       (34)
Plus:    Dividends received from less than
         50% owned companies                                                      5          6         11           9         21
Plus:    Minority interest of subsidiaries that
         have fixed charges                                                      (4)         4          1          (4)         3

Subtotal                                                                        466        547        442         569        233

Fixed Charges:
Amount representative of interest factor in
 rentals                                                                         28         23         27          31         31
Amount representative of interest factor in
 rentals, 50% owned companies                                                     0          0          0           0          0
Interest expense - net                                                           92        101        125         204        219
Interest expense, 50% owned companies                                             0          0          0           0          1
Capitalized interest                                                             15          2          0           2         16
Capitalized interest, 50% owned companies                                         0          0          0           0          0

TOTAL FIXED CHARGES                                                   [A]       135        126        152         237        267

Less:    Capitalized interest                                                    15          2          0           2         16
Fixed charges added to income/(loss)                                            120        124        152         235        251
Plus:    Amortization of capitalized interest                                    15         16         20          21         18
Income taxes                                                                    210        211        210         340         27

EARNINGS BEFORE FIXED CHARGES AND INCOME
  TAXES                                                               [B]       811        898        824       1,165        529

RATIO OF EARNINGS TO FIXED CHARGES                                  [B]/[A]    6.01       7.13       5.42        4.92       1.98
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